                                                TEGAL CORPORATION ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2007 FINANCIAL RESULTS

Company Reports Strong Current Backlog of $22 Million

Petaluma, Calif., June 27, 2007 — Tegal Corporation (NASDAQ: TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced financial results for the Fourth Quarter and Fiscal Year 2007, which ended March 31, 2007. Senior management will conduct an investor conference call to discuss these results and the company’s financial outlook in more detail today at 2pm Pacific Time, Wednesday, June 27, 2007. More information about the conference call is provided below.

Recent Highlights

• During the first quarter of fiscal 2008, the company reported new bookings of $20 million in systems revenue. The backlog as of June 27, 2007 stands at $22 million, approximately equal to revenues recorded for the entire fiscal year 2007.

• The company’s cash balance at the end of the fiscal year was $25.8 million, compared to $13.8 million at the end of the prior fiscal year.

• As expected, operating losses for the fourth quarter decreased to ($2.0) million from ($2.4) million in the same quarter last year. Litigation and restructuring expenses amounted to $0.6 million during the quarter, while non-cash expenses were approximately $0.6 million. Excluding these charges, operating loss for the fourth quarter was ($0.8) million. The company posted operating losses for the fiscal year of ($13.4) million, which included approximately $2.6 million non-cash charges for depreciation, amortization, and stock compensation expense, $5.4 million of litigation expenses, move and restructuring costs, and $1.9 million in inventory and fixed-asset write-offs. Excluding these charges, operating loss for the fiscal year was ($3.3) million.

• The company shipped a total of 17 plasma etch and deposition systems during the year, including several systems to 4 new customers, continuing its penetration of novel applications and new materials for semiconductor and MEMS devices incorporated into cell phones, wireless and other electronic devices.

• The company reached a settlement of its lawsuit against Advanced Modular Sputtering (AMS), Agilent Technologies and the Avago Entities, resulting in a cash payment of $19.5 million, the transfer of all assets of AMS to Tegal, and the subsequent liquidation of AMS.

“Fiscal 2007 was a watershed year for the company and I am very pleased with our accomplishments,” said Thomas Mika, Chairman, President and CEO of Tegal Corporation. “We were able to solidify a large sales increase from the prior year while significantly improving our cost structure and operational efficiency. We also saw a successful outcome from our litigation which resulted in a large increase to our cash balance and now allows us to focus on growing and improving our business. Our current product portfolio and upcoming new system offerings are positioned well to take advantage of the demand for new materials for semiconductor and MEMS devices incorporated into fast growing markets such as smart phones, wireless applications and other new electronic sensors. The success of our turn-around and product positioning is evident with the many orders that we have taken since the end of the fiscal year and our very strong current backlog of $22 million. Looking forward to this fiscal year, we will still have some variability in results early in the year as not all of our new orders will ship immediately. However, our backlog and new order momentum make us very optimistic about our prospects for later in the year and are very encouraging signs for our overall goal of reaching profitability.”

Financial Results

Revenues for the fiscal fourth quarter of 2007 were $6.2 million, an increase of 2% from $6.1 million for the fiscal fourth quarter of 2006. Tegal reported a net loss of ($2.0) million, or ($0.28) per share, for the quarter, compared to a net loss of ($1.8) million, or ($0.26) per share in the comparable quarter one year ago.

For the fiscal year ended 2007, revenues were $22.3 million, an increase of 2% from $21.8 million in the prior fiscal year. Tegal reported a net loss of ($13.2) million, or ($1.87) per share for the fiscal year, compared to a net loss of ($8.9) million, or ($1.50) per share in the prior fiscal year.

Gross profits for the fiscal fourth quarter of 2007 were 31.5% compared to 20.1% in the same quarter one year ago. For the fiscal year ended 2007, gross profits were 24.8% versus 27.7% in the prior fiscal year.

The operating loss for the fourth quarter was ($2.0) million compared to a loss of ($2.4) million in the same quarter one year ago. The Company’s operating loss for the full year was ($13.4) million, compared to an operating loss of ($8.8) million in the prior year. Tegal’s operating loss for the year included non-cash charges for depreciation, amortization, and stock compensation expense, as well as significant litigation, move and restructuring charges.

Cash at the end of the fiscal fourth quarter of 2007 was $25.8 million, up $12.0 million from the same quarter one year ago.

$19.5 million remains in a Litigation Suspense liability account, pending resolution of the company’s dispute with its attorneys over the amount payable under the settlement agreement.

Investor Conference Call
The company will host a conference call for investors today (Wednesday, June 27) at 5:00 p.m. (EDT) / 2:00 p.m. (PDT). The dial-in phone numbers are (866) 271-0675 or (617) 213-8892. Investors should reference passcode 40914495. A digital recording will be made available one hour after the completion of the conference call, and it will be accessible through midnight on Wednesday, July 4th, 2007. To access, investors should dial (888) 286-8010 or (617) 801-6888 and enter passcode: 98408962. The conference call also will be available live via the Investor Section of the Company’s website at: www.tegal.com. A replay of the teleconference, along with a copy of the Company’s earnings release, will be available on the Company’s website, as well.

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cell phones, PDAs and RFID applications; megapixel imaging chips used in digital and cell phone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

For more information about Tegal Corporation, visit: www.tegal.com

Contact:

Tegal Corporation
Christine Hergenrother (Vice President & CFO), 707/763-5600
or
The Blue Shirt Group
Rakesh Mehta, 415/217-7722
Chris Danne, 415/217-7722

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS

	March 31,	March 31,
	2007	2006
Current assets:
Cash and cash equivalents	$25,776	$13,787
Trade receivables, net	6,634	5,265
Inventories	5,567	7,700
Prepaid expenses and other current assets	991	1,270
Total current assets	38,968	28,022
Property and equipment, net	1,351	1,849
Intangible assets, net	1,161	1,474
Other assets	176	146
Total assets	$41,656	$31,491
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$10	$27
Accounts payable	1,974	2,458
Product warranty	1,101	506
Accrued expenses and other current liabilities	3,590	1,975
Litigation Suspense	19,500	−
Deferred revenue	1,064	477
Total current liabilities	27,239	5,975
Long-term portion of capital lease obligation	−	2
Other long-term obligations	−	6
Total liabilities	27,239	5,983
Stockholders’ equity:
Common stock	71	70
Additional paid-in capital	122,473	120,592
Accumulated other comprehensive income	240	532
Accumulated deficit	(108,367)	(95,154)
Total stockholders’ equity	14,417	26,040
	$41,656	$31,491

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006

Revenue	$6,197	$6,053	$22,263	$21,757
Cost of revenue	4,242	4,836	16,736	15,741
Gross profit (loss)	1,955	1,217	5,527	6,016
Operating expenses:
Research and development	1,507	1,327	4,646	4,753
Sales and marketing	952	868	3,909	2,963
General and administrative	1,497	1,373	10,347	7,139
In-process research and development	−	−	−	−
Total operating expenses	3,956	3,568	18,902	14,855
Operating income (loss)	(2,001)	(2,351)	(13,375)	(8,839)
Other income (expense), net
Interest expense, net	291	125	643	291
Other income (expense)	(295)	(94)	(481)	(864)
Total other income (expense), net	(4)	31	162	(573)
Net loss before taxes	(2,005)	(2,320)	(13,213)	(9,412)
Income taxes	−	532	−	532
Net loss after taxes	$(2,005)	$(1,788)	$(13,213)	$(8,880)
Net loss per share, basic and diluted	$(0.28)	$(0.26)	$(1.87)	$(1.50)
Shares used in per share computation:
Basic	7,107	7,004	7,065	5,903
Diluted	7,107	7,004	7,065	5,903

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